EXHIBIT 10.2
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of December 28, 2011 and effective as of July 1, 2011 (the “Effective Date”) by and between Marina Bay Sands Pte Ltd, a Singapore company with its principal office at 10 Bayfront Avenue Singapore 018956 (the “Company”) and George Tanasijevich (“Employee”).

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and Employee (each individually a “Party” and together the “Parties”) agree as follows.

1.    Definitions.

1.1	“Affiliate” means a parent, subsidiary and any other Persons under common control with the Company.

1.2	“Base Salary” means the salary provided for in Section 3 of this Agreement or any change thereto pursuant to the provisions of Section 3.

1.3	“Cause” means:

(a)
Conviction, or a guilty plea, or a nolo contendere plea to a felony or conviction of a misdemeanor involving moral turpitude which materially affects Employee’s ability to perform duties or materially adversely affects the reputation of the Company or any of its Affiliates; or

(b)
Misappropriation of any material funds or property of the Company or its Affiliates, commission of fraud or embezzlement with respect to the Company or its Affiliates, or any material act of dishonesty in relation to Employee’s employment by the Company regardless of whether such act results or was intended to result in Employee’s direct or indirect personal gain or enrichment; or

(c)	Use of alcohol or drugs that renders Employee unable to perform the functions of his job or carry out his duties; or

(d)
Failure to render services in accordance with the provisions of this Agreement (including, without limitation, the licensing requirement in Section 2.4 below, if applicable) or the failure to follow directions communicated by the Company’s management or Employee’s direct or indirect supervisors; or

(e)	Any act, or failure to act, (including disclosure of Confidential Information) that is likely to prejudice the business or reputation of the

Company or its Affiliates or to result in any material economic or other harm to the Company or its Affiliates; or

(f)	Any act, or failure to act, on the part of Employee which brings material disrepute upon Employee, either personally or professionally; or

(g)	Violation of any law, rule or regulation of any governmental or regulatory body material to the business of the Company or its Affiliates; or

(h)	The loss, revocation or suspension of any license or certification of Employee necessary for Employee to discharge Employee's duties on behalf of the Company or its Affiliates; or

(i)	Any other material breach of this Agreement by Employee or any act of neglect or misconduct which the Company, in its sole discretion, deems to be good and sufficient cause; or

(j)	Willful and persistent failure by Employee to reasonably perform duties; or

(k)	Employee’s death; or

(l)	Employee’s Disability as defined below.

1.4
“Confidential Information” means all private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to the Company or any of its Affiliates or Sheldon G. Adelson. Without limiting the generality of the preceding sentence, “Confidential Information” shall include, but not be limited to, all of the Company’s or its Affiliates’ material non-public information, Trade Secrets, business methods, business plans, lists of Customers, secret formulas or processes, player rating and credit line information, players lists, Customer information, Customer data, sales data, cost data, profit data, marketing methods, credit and collections techniques, strategic planning data, and financial planning data.

1.5
“Customer” means all individuals contained in the Company’s or its Affiliates’ customer lists, customer databases, or the like whether or not those individuals have been solicited or procured by the Company or its Affiliates or Employee.

1.6
“Disability” means Employee’s inability with or without accommodation to perform, for a period greater than twelve (12) consecutive weeks, the essential functions of the position by reason of permanent mental or physical disability, whether resulting from illness, accident or otherwise.

1.7
"Media" means print, document-based medium, television, facsimile, telex, telephone, radio, satellite, cable, wire, computer-based network, network, magnetic means, electronic means, Internet, intranet, and any other method (now known or hereinafter developed) for the publication, retention, conveyance,

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possession or holding of content, including without limitation, computer software, compact and laser disc, digital video displays, video cassettes, and multi-media.

1.8	“Person” means any individual, firm, partnership, association, trust, company, corporation, limited liability company or other legal entity.

1.9	“Singapore Gaming Authority” means the Ministry of Home Affairs, the Casino Regulatory Authority or any other branch of the Singapore Government tasked with the regulation of casinos in Singapore.

1.10	“Term” means the period specified in Section 2.2 and any extensions or continuations thereof, whether it be a fixed period or “at will.”

1.11
“Termination Date” means the last day the Employee is employed by the Company, regardless of whether such termination results from a termination (a) stated by the Company to be for Cause pursuant to Section 8.1; (b) stated by the Company to be without Cause pursuant to Section 8.2; (c) stated by the Employee to be voluntary pursuant to Section 8.3; or (d) after expiration of the Term regardless of whether Employee does or does not continue to be employed for any time after the expiration of the Contract Term set forth in Section 2.2.

1.12	“Trade Secrets” mean the Company’s and/or its Affiliates’ trade secrets as such term is defined in the Uniform Trade Secrets Act, as promulgated and amended from time to time in the State of Nevada.

All of the foregoing defined terms in quotations, if defined in the singular, shall also retain such general meaning if used in the plural, and if used in the plural, shall retain such general meaning if used in the singular.

2.    Term. Positions and Duties.

2.1
Employment Accepted. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, for the Term, in the position and with the duties and responsibilities set forth in Section 2.3 or in such other position or with such other responsibilities as is or are reasonably assigned by the Company from time to time and upon such other terms and conditions as are hereinafter stated.

2.2
Term.  The “Contract Term” shall commence on the Effective Date and, unless earlier terminated in accordance with this Agreement, shall expire at the close of business on June 30, 2014 (such period, the “Initial Term”); provided, that the “Contract Term” shall also include any extension of this Agreement agreed in writing by the Company and the Employee beginning on the first day of any such extension and ending on the last day stated in any such extension. As used herein, the “Term” includes the Contract Term and any period of “at will” employment as set forth in Section 8.4, until the Employee or the Company

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terminates such employment for any reason or no reason. Unless otherwise stated, all provisions in this Agreement shall subsist throughout the Term.

2.3
Duties and Responsibilities. Employee shall be employed as President and Chief Executive Officer, Marina Bay Sands and Managing Director, Global Development, Las Vegas Sands Corp (“LVSC”) and shall have all the responsibilities of that position as are reasonably and customarily associated with such position and as may be assigned pursuant to Section 2.1 above including, but not limited to, working for and acting on behalf of Affiliates of the Company as assigned from time to time by the Company. Employee shall report to the President and Chief Operating Officer of LVSC, subject to change at the Company’s discretion. While employed by the Company, Employee (a) shall faithfully and diligently devote all business and professional time, attention, energy, experience and ability to promote the business and interests of the Company and (b) shall not engage in any other employment, occupation, consultation or business pursuit which would interfere with or take time away from the discharge of his employment responsibilities without the prior written consent of the Company.

2.4
Licensing Requirement. If required by the Company, the Singapore Gaming Authorities, any Nevada gaming authority or any other regulatory authority within or without the State of Nevada (collectively, a “Gaming Authority”) to perform the duties required of Employee by the Company pursuant to Sections 2.1 and 2.3, Employee must apply for and obtain any registration, license, qualification or finding of suitability required by a Gaming Authority (collectively, a “License”). Employee shall cooperate with any Gaming Authority and with the Company in applying for the License and in removing any objections that may be raised by any Gaming Authority in connection with the granting of the License. If the Gaming Authority shall refuse to grant the License to Employee, or at any time during the Term revoke or suspend the License, then the Company shall have the right, in the Company’s sole discretion, to terminate this Agreement for Cause, in addition to all other rights and remedies available to the Company.

2.5
Singapore Work Authorization. Employee shall provide the Company with a copy of Employee’s Singapore national identity card or other evidence of Employee’s right to work in Singapore. This Agreement is conditioned upon Employee receiving and maintaining all required work permits and permissions from the Government of Singapore. The Company agrees to use its best efforts to assist the Employee in the application and approval process, if required, for such permits and approvals.

2.6
Policies and Procedures. In addition to the terms herein, Employee shall be bound by the Company’s policies and procedures, as such may be supplemented or amended by the Company from time to time. In the event the terms in this Agreement conflict with the Company’s policies and procedures, the terms in this Agreement shall take precedence. Employee (a) acknowledges that he has read the Company’s policies and manuals, including the Company’s Code of Business Conduct and Ethics, and signed any required certifications relating to such

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policies and manuals and (b) agrees to abide by the Company’s policies and manuals.

2.7
Termination of Prior Agreement. Effective as of the Effective Date, the employment agreement between Marina Bay Sands Pte Ltd and Employee, dated as of October 18, 2007, as amended and extended by the Extension to Employment, dated as of August 28, 2009, shall terminate and be of no further force and effect; provided, that Employee shall not forfeit Employee’s right to any stock option award that is outstanding as of the Effective Date and any agreement evidencing any such stock option award that is in effect as of the Effective Date shall remain in effect in accordance with its terms. Effective as of the Effective Date, except as provided in the preceding sentence, this Agreement will constitute the entire agreement between the Company and Employee with respect to Employee’s terms and conditions of employment. For the sake of clarity, Employee’s stock option awards that are outstanding as of the Effective Date are set forth on Schedule 1.

3.
Base Salary. Employee shall be entitled to receive an annual Base Salary of Eight Hundred Fifty Thousand United States Dollars (US$850,000.00). All such amounts shall be payable in equal installments every two weeks or otherwise in accordance with the regular payroll of the Company. On an annual basis on or about the anniversary date of the Employee’s date of hire, Employee shall receive a review of the Base Salary at which time the Base Salary may, but need not, be increased, but may not be decreased. Any such revised salary shall become the Base Salary for purposes of this Agreement.

4.	Bonuses.

4.1	Annual Incentive Bonus. Employee shall be eligible to participate in Company’s annual management incentive program as follows:

(a)
It is Company’s current intention to maintain an incentive bonus program by which qualified employees will be eligible to receive a discretionary annual incentive bonus based upon the achievement of individual and company goals and objectives as established from time to time. Employee will be eligible to participate in the bonus program and will be eligible to receive an annual bonus thereunder in an amount of up to one hundred percent (100%) of Employee’s Base Salary; and

(b)
Any annual incentive bonus (regardless of the form of payment and the maintenance of the incentive bonus program) is in the sole, absolute and unfettered and unreviewable discretion of the Company. Employee shall not have any enforceable right to receive a bonus except for such bonuses as are actually paid by the Company to the Employee. Upon termination of Employee's employment for any reason whatsoever, the Company shall have no obligation to pay Employee any bonus or prorated portion of a bonus Employee might have received had Employee continued to be employed, except where a fixed or determinable amount

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has already been declared by the Company in writing as being due and payable to the Employee prior to the Termination Date.

4.2	Special Project Bonuses. Employee shall be entitled to receive special project bonuses as follows:

A bonus in an amount equal to one hundred percent (100%) of Employee’s Base Salary in the event that LVSC or an LVSC entity is awarded a gaming license or similar concession to operate a casino in Japan, the Republic of Korea, Vietnam or Taiwan. This bonus shall be payable each time a gaming license is received in respect of any one of these countries.

Any special project bonus described above, if earned, will be payable, at Employee’s election, as follows:

(i)	One Hundred percent (100%) in cash; or

(ii)	fifty percent (50%) in cash and fifty percent (50%) in restricted shares of
LVSC’s common stock, par value $0.001 per share, granted under LVSC’s 2004 Equity Award Plan (the “Plan”); such restricted shares to be valued as of the Date of Grant (as defined in the Plan) and to vest in full on the third anniversary of the Date of Grant, subject to Employee’s continued employment with the Company on the applicable vesting date. Any grant of restricted shares will occur during the next open trading window, subject to the approval of the Compensation Committee of the LVSC Board of Directors and the Employee’ election in the form and manner set forth in the Company’s or LVSC’s policies for such election; and

(iii)
the cash portion of any special project bonus will be paid as soon as practicable following the award of the gaming license or similar concession under Section 4.2 above, but in no event later than two and one-half months following the calendar year in which such bonus was earned.

4.3
Special Event Bonus. Employee shall be entitled to receive a special event bonus in the amount of USD 250,000 upon the release of the security deposit paid to the Singapore Tourism Board pursuant to the terms of the Development Agreement, dated as of August 23, 2006, between the Singapore Tourism Board and Marina Bay Sands Pte Ltd and as soon as practicable following such release but in no event later than two and one-half months following the calendar year in which such bonus was earned.

5.
Equity Award. Management will recommend that the Compensation Committee of the LVSC Board of Directors, which administers the Plan, approve a one-time award (the “Share Incentive Award”) of 50,000 restricted shares of LVSC’s common stock (the “Restricted Shares”) under the Plan. Subject to Employee’s continued employment with the Company, the Share Incentive Award (if approved) shall become vested and

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exercisable as to (a) one-third (1/2) of such Restricted Shares on June 30, 2012 and (b) one-half (1/2) of such Restricted Shares on June 30, 2013.

Subject to the approval of the Compensation Committee of the LVSC Board of Directors, Employee may become eligible to receive other equity-based compensation awards in such amounts and upon such terms as the Company may decide in its own discretion, it being expressly understood and agreed that this paragraph does not create any obligation on the part of the Company to grant any such additional equity compensation.

The Share Incentive Award and any other equity compensation awards that may be granted to Employee from time to time shall be subject to the terms and conditions of the Plan and the appropriate form of equity compensation agreement used by the Company for its senior executives.

6.
Employment Benefit Programs. During the Term, Employee shall be entitled to medical and dental insurance and life and disability insurance benefits and paid time off as are generally available to the Company’s employees of similar status from time to time under such benefit plans and as described and subject to such conditions and discretion as is reserved to the Company as set forth in the associated benefit plan materials and summary plan descriptions for such benefit plans.

7.	International Assignment Benefits. During the Term, Employee shall be entitled to the following payment and benefits associated with his international assignment:

7.1
Education Assistance for School Age Children. The Company will reimburse Employee the tuition costs paid to the Singapore American School or other international school for Employee’s school age children in Singapore. Tuition costs generally include one-time registration, enrollment fee, application fees, school fees, facility fees and infrastructure fee but expressly exclude text books, stationery, uniform and transport as well as refundable deposits.

7.2
Travel to the U.S. During the term of employment in Singapore,-Employee will be provided with two return Business Class trips to the United States to attend business meetings annually. Each member of Employee’s immediate family residing with Employee in Singapore shall also be provided with two return Business Class trips to the United States annually, in accordance with The Company Travel Policy.

7.3
Relocation Benefits after Completion of Initial Term or Upon Termination Without Cause. Upon termination of employment following the Initial Term, or if Employee is terminated by the Company without Cause, during the Initial Term, he will be entitled to payment and/or reimbursement for the same types of reasonable costs of relocating the Employee, his significant other, and the Employee’s and his significant other’s children and their personal belongings that were provided to the Employee by the Company for his relocation to Singapore, with respect to the repatriation of the Employee, his significant other, and the Employee’s and his significant other’s children from Singapore to the U.S.A.,

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subject to the Company’s current Expatriate Compensation and Benefits Policy. The relocation benefits will include Business Class plane tickets from Singapore to the U.S.A.

8.    Termination.

8.1
Termination by Company With Cause. The Company may terminate Employee’s employment for Cause at any time upon and by giving advance notice to Employee of the particular act(s) or failure(s) to act providing the basis for termination (the “Default”). Notwithstanding the foregoing, to the extent the Default is contested by Employee as factually inaccurate, then, in any such case, the Company will give Employee the opportunity (a) to cure the Default, if curable, within ten (10) days’ notice of the Default or (b) to immediately provide evidence satisfactory to the Company establishing that the Default did not occur. If Company determines Employee has cured the Default or produced evidence satisfactory to the Company that the Default did not occur, the Employee shall not be entitled to any damages and the continued employment of the Employee will be the only remuneration to which Employee is entitled. In the event Company determines that Employee has not cured the Default or has not established to the satisfaction of the Company that the Default did not occur, the Company will give Employee notice of termination. In the event Company terminates Employee’s employment for Cause during the Contract Term, as provided in this Section 8.1, Employee shall be entitled to the following:

(a)	Continued payment of Base Salary at the rate in effect at the time of termination through the Termination Date;

(b)	Reimbursement for reasonable expenses incurred, but not paid prior to the Termination Date, subject to the Company’s policies; and

(c)
Such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, including COBRA benefits, if applicable, according to the terms and conditions of such plans and programs provided, however, that nothing in this subsection shall be read to entitle Employee to any unpaid bonus as of the Termination Date, except to the extent provided elsewhere in this Agreement.

8.2
Termination by Company Without Cause. The Company may terminate Employee’s employment without Cause at any time by giving written notice to the Employee. Subject to Clause 26, in the event that Company terminates Employee’s employment without Cause subject to Section 26, during the Contract Term, Employee shall thereupon be entitled to the following:

(a)	A lump sum payment equal to 6 months of his Base Salary at the rate in effect at the time of termination (“Separation Pay”) which shall be payable within thirty (30) days following such termination;

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(b)
A pro-rated Bonus (if any) due in accordance with Section 4.1 or, if more favorable to the Employee, as otherwise permitted by the Company’s annual management incentive program in effect on the Termination Date, and any such bonus shall be paid to the Employee at the same time as bonuses are paid to other executives generally;

(c)
Payment of any Special Project Bonus or Special Event Bonus under Sections 4.2 or 4.3 earned as of the Termination Date but not yet paid which shall be payable within thirty (30) days following such termination; and

(d)	All payments and benefits set forth in Sections 8.1(b) and 8.1(c).

8.3
Voluntary Termination by Employee. Employee may terminate his employment at any time by giving sixty (60) days written notice to the Company. In the event Employee voluntarily terminates his employment as provided in this Section 8.3, Employee shall be entitled to the following:

(a)	Base Salary at the rate in effect at the time of termination through the Termination Date; and

(b)	All payments and benefits set for in Sections 8.1(b) and 8.1(c).

8.4
At Will Employment. In the event that this Agreement has not been extended in writing by the Parties, and if Employee remains in the employ of the Company following the end of the Contract Term, Employee will be deemed an “at-will” employee and the Company may terminate such employment with or without Cause without any further liability other than Employee’s accrued but unpaid compensation as of the Termination Date. Employee acknowledges and represents that Employee’s continued employment as an “at will” employee is sufficient consideration to support Employee’s continuing obligations under the terms of this Agreement, including but not limited to the covenants set forth in Section 9 of this Agreement.

8.5
General Release and Covenant Not to Sue. Notwithstanding any other provision of this Agreement to the contrary, Executive Acknowledges and agrees that any and all payment to which he is entitled under this Section 8 are conditional upon and subject to Executive (or Executive’s estate’s) execution, within 21 days following termination of employment, of the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law), and, except as otherwise provided in Section 26, any payments that are subject to the execution of such General Release and Covenant Not to Sue shall commence to be paid as soon as proacticable following expiration of the release revocation period, if any.

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9.	Restrictive Covenant and Covenants not to Engage in Certain Other Acts.

9.1
Restrictive Covenant. In the event of any termination for Cause or any voluntary termination by Employee under Section 8.3 prior to the scheduled expiration of the Term, Employee shall not for a period of six (6) months from the Termination Date, accept any employment or compensation with any construction company, integrated resort company, hotel company, gaming company, retail leasing company or convention-related company in Singapore or any other location in which the Company or any of its Affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of the Termination Date.

9.2
Non-solicitation.  Employee agrees that for a period of two (2) years after the end of Employee’s employment with Company for any reason, Employee shall not induce any persons in the employment of Company or its Affiliates to (a) terminate such employment, (b) accept employment with anyone other than Company or an Affiliate of Company or (c) interfere with the business of Company in any material manner.

9.3	Covenants to Protect Confidential Information.

(a)
Non-Disclosure. Throughout the Term and in perpetuity following the Termination Date, Employee shall hold confidential all Confidential Information learned or acquired by Employee and to take all action necessary to preserve that confidentiality. Employee represents and covenants that Employee shall treat any Confidential Information disclosed to, or learned by, Employee as a fiduciary agent of the Company recognizing that the Company only made the Confidential Information accessible to Employee by reason of the special trust and confidence which the Company placed in Employee. In perpetuity, Employee shall not disclose make available or otherwise convey any of the Company’s, its Affiliates’, or Sheldon G. Adelson’s Trade Secrets to any Person; provided, however, that Employee may disclose the Company’s, its Affiliates’, or Sheldon G. Adelson’s Trade Secrets to directors, officers and employees of the Company who in Employee’s actual and reasonable knowledge are entitled and authorized to view such Trade Secrets and who need to know such Trade Secrets in order to conduct bona fide activities on behalf of the Company. The non-disclosure obligations in this Section 9.3 do not apply to any information or data: (i) generally publicly known, (ii) learned by Employee from third Persons with a legal right to disclose such information to Employee, or (iii) discovered by Employee through means entirely independent from and in no way arising from the disclosure to Employee by the Company, provided that the source is not another employee, consultant or agent of the Company who is subject to an obligation of confidentiality. All provisions protecting Confidential Information shall be deemed to also protect Trade Secrets, but references to Trade Secrets shall not be deemed to automatically refer to Confidential Information.

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(b)
Approval for Disclosure. Without the prior written approval of Sheldon G. Adelson or another duly authorized representatives of the Company or its Affiliates, which the Company, its Affiliates, or Sheldon G. Adelson may in its or their sole discretion withhold, Employee shall keep confidential and shall not directly or indirectly disclose, reveal, publish, exploit or otherwise make use of the Confidential Information in any manner whatsoever including, but not limited to, interviews, articles, accounts, books, plays, movies, and documentaries, whether non-fiction or fictional.

(c)
Security Measures. While in possession or control of Confidential Information, or any Media embodying the same, Employee shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from Persons not otherwise authorized to view the Confidential Information. Without limiting the generality of the foregoing, Employee shall not transmit or transfer any Confidential Information or other Company proprietary information to any other personal or external media, including, without limitation, flash drives, personal computers, personal e-mails, CD’s, or any other recording media without the express written consent of an authorized representative of the Company.

(d)
Forced Disclosure. If Employee is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, regulatory or stock exchange order, subpoena, civil investigative demand or other similar process or procedure) to disclose any of the Confidential Information, Employee shall provide an officer of the Company with prompt written notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Employee nonetheless is legally compelled to disclose Confidential Information to any tribunal or else would stand liable for contempt or suffer other censure or penalty, Employee may, without liability herein, disclose to such requesting person or entity only that portion of the Confidential Information which Employee is legally required to disclose, provided that Employee exercises Employee’s best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such requesting person or entity.

(e)
Ownership of Intellectual Property. Notwithstanding any other provision of this Agreement, Employee hereby covenants, represents and warrants that the Company owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property rights embodied in, relating to, based upon or arising from Confidential Information. Without limiting the foregoing, in the event Employee creates or modifies works or

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performs acts that create intellectual property rights related to or arising from the Company goods or services, including any such rights protected by any applicable law relating to copyrights, patents or any other form of intellectual property (“IP Rights”), Employee covenants, represents and warrants that Company owns all such IP Rights. In the event the Employee is deemed to have or retain any right, title, or interest in and to any such IP Rights, Employee hereby assigns all of the IP Rights to the Company and shall execute any further form of assignment of the IP Rights to the Company as may be required or desired by the Company to perfect and enforce the assignment of the IP Rights. Employee covenants, represents and warrants that the Employee has set forth on Schedule 2 all: (1) inventions, copyrights, or other developments that are susceptible to intellectual property protection and that are owned, developed, licensed, or otherwise proprietary to Employee prior to employment with Company (“Pre-Employment Inventions”), along with a description of any such Pre-Employment Inventions that are the subject of a confidentiality obligation (specifically identifying any such Pre-Employment Invention that Employee is precluded from using, disclosing, or otherwise exploiting due to a prior or existing contractual or legal obligation), and such description has been made in such manner as to retain the confidentiality of such Pre-Employment Invention; (2) contracts whereby Employee has agreed in any manner whatsoever to keep confidential, secret, or otherwise not disclose any content or other matter of any third Person; (3) contracts where Employee has agreed not to compete in any manner with any third Person; and (4) claims, notices, or other matter in which a third Person has accused the Employee of misappropriation of intellectual property or a breach of a fiduciary duty or a duty of confidentiality and all lawsuits that Employee has been named in (whether as plaintiff or defendant) with respect to any such subject matter. Employee acknowledges that Company hereby notifies Employee to keep all prior and current obligations and Employee covenants, represents and warrants that this Agreement and the employment provided hereunder do not and shall not conflict with any such prior or current obligations. If Employee uses or otherwise exploits in the course of performing his duties with Company or permits or allows the Company to use or exploit any Pre-Employment Invention, Employee hereby grants the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to use and otherwise exploit such Pre-Employment Invention.

(f)
Return of Materials. On or before the Termination Date, Employee shall return to the Company all documents and data, in whatever Media, owned by the Company, including, without limitation, all Confidential Information, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any other material. Employee shall also return any keys, access cards, credit cards, identification cards and other property and equipment belonging to the Company and/or its Affiliates. All data and information

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stored on or transmitted using Company owned or leased equipment is the property of the Company. Notwithstanding the return or destruction of the Confidential Information, Employee shall continue to be bound by the obligations of confidentiality and security as otherwise set forth in this Agreement. Employee acknowledges that any use or misappropriation of Company materials or Confidential Information following termination of employment shall be deemed theft of Company property which may result in irreparable harm which may not be satisfied by money damages. As such, the Company may seek a temporary restraining order and injunction to protect its materials and Confidential Information without altering any other remedies which may be available to the Company.

9.4
Non-Disparagement. During the Term and in perpetuity following the Termination Date, Employee shall not make any remarks disparaging the conduct or character of Sheldon G. Adelson, the Company or its Affiliates, subsidiaries and related entities, their agents, employees, officers, directors, successors, or assigns.

9.5
Cooperation. At any time following the Termination Date, Employee shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Employee was involved during his employment by the Company. The Company shall reimburse Employee for reasonable expenses, if any, incurred in providing such assistance including the value of the time expended in testifying measured at the rate of pay that Employee is then receiving from a subsequent employer. For the purpose of this section 9.5, reasonable cooperation shall mean, at Employee’s option, testifying by deposition at Employee’s principal residence or principal place of employment if different from Clark County, Nevada.

10.
Equitable Relief.    Employee covenants, represents and warrants that in the event of the breach of Sections 9.1, 9.2, 9.3 or 9.4: (a) money damages would not adequately compensate such a breach; (b) irreparable harm would result to the Company or to the Company’s Affiliates for which the Company is authorized to seek relief; (c) the balance of the equities between the Company or its Affiliates and Employee would favor the entry of equitable relief in favor of the Company or its Affiliates; and (d) the public interest would favor the entry of equitable relief in favor of the Company or its Affiliates. For the purpose of this Agreement, equitable relief shall include without limitation preliminary and permanent injunctive relief, specific performance and temporary restraining orders. Equitable relief shall be in addition to all other remedies available to the Company through arbitration as provided in this Agreement. Except as provided in the next sentence, Employee shall not contest the entry in favor of the Company or its Affiliates of equitable relief in the event of a breach described in this Section and in the event of a breach Employee irrevocably admits to the inadequacy of money damages under (a) above, irreparable harm under (b) above, the balance of the equities in favor of the Company under (c) above and the public interest in favor equitable relief under (d) above. The defense of Employee in the event of any action for equitable relief shall be limited to the assertion, provided the same can be made in good faith and with an adequate evidentiary basis, that the breach alleged by the Company did not occur.

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11.	Factors Supporting Restrictions. The restrictions placed upon Employee by the terms of this Agreement have been agreed upon in consideration of the following factors, among others:

11.1
Employee has been offered the employment described in Section 2.2 and the compensation and other benefits described in Section 3 and 4 in reliance upon Employee’s agreement to the restrictions described in Section 9;

11.2	Employee has been entrusted by Company with developing close relations with Customers and/or vendors on behalf of the Company to further the Company's business interests;

11.3
By reason of Employee's position with the Company, Employee has become privy to the aims, aspirations, plans, preferences, strategies and capabilities of Customers and/or vendors, which are matters of great value in identifying, soliciting, obtaining, retaining and/or servicing Customers and/or vendors in the Company's business;

11.4
By reason of Employee's position with the Company, Employee has become privy to Confidential Information of the Company, which information would be of considerable potential interest to the Company's competitors;

11.5	By reason of Employee’s position with the Company, Employee will become familiar with the Company's practices and strategies in assigning work, setting up project teams and supervising the work.

12.    Arbitration.

12.1
Except for equitable relief sought pursuant to Section 10, or as otherwise prohibited by law, any controversy or claim rising out of or relating to this Agreement or the breach of this Agreement or the employment of Employee during or after the Term shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) under its Employment Dispute Resolution Rules (the “Rules”) and judgment on the award rendered by the arbitrators may be entered in any court in Clark County, Nevada.

12.2
Any controversy or claim submitted for arbitration shall be submitted to a single arbitrator selected in the manner specified in the Rules from the panels of arbitrators of the American Arbitration Association. The arbitration proceedings shall be conducted in Las Vegas, Nevada, and the arbitration costs of the AAA including but not limited to the fees of the arbitrator shall be paid by the Company.

12.3
The arbitration provisions of this Agreement provide the exclusive remedies and each Party expressly waives the right to pursue redress in any other forum except only the right to pursue equitable remedies as provided in Section 9.

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12.4
The arbitrator shall not be empowered or authorized to add to, subtract from, delete or in any other way modify, the terms of this Agreement, nor shall the arbitrator be empowered to award punitive damages on any claim and Employee waives any right to assert a punitive damages claim.

12.5	Employee understands and acknowledges that Employee is waiving the right to a jury trial, or a trial before a judge in public court.

13.	Acknowledgement.

13.1
Employee acknowledges that Employee has been given a reasonable period of time to study this Agreement before signing it. Employee certifies that Employee has fully read and completely understands the terms, nature and effect of this Agreement. Employee also certifies that Employee either had the opportunity to consult with counsel, or consulted with counsel in connection with the execution of this Agreement. Employee further acknowledges that Employee is executing this Agreement freely, knowingly and voluntarily and that Employee's execution of this Agreement is not the result of any fraud, duress, mistake or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promises or representations by the Company or any Person other than the terms and conditions of this Agreement.

13.2
Employee warrants and represents that Employee does not know of any restriction or agreement to which Employee is bound which arguably conflicts with the Employee’s execution of this Agreement or employment hereunder.

14.    Controlled Substance and Alcohol Screening.

14.1
Employee must abide by the Company's controlled substance and alcohol policy as adopted or amended from time to time. Employee acknowledges and represents that these policies may include requirements that Employee submit to testing for controlled substances or alcohol on the basis of reasonable suspicion in accordance with the Company's controlled substance or alcohol policies.

14.2
Employee acknowledges and represents that failure to consent or cooperate in testing for controlled substances or alcohol or positive results from such testing may be the subject of disciplinary action up to and including termination.

14.3	Employee acknowledges and represents that testing for controlled substance or alcohol may include taking and testing of Employee's urine, blood or hair.

14.4
Employee shall hold the Company, and its Affiliates and their officers, directors, employees, agents and shareholders harmless from any and all claims, demands or liability arising from testing for controlled substances or alcohol and from any disciplinary action resulting from such proposed or actual testing.

15.	Attorneys' Fees. In any action or proceeding to enforce the terms of this Agreement, neither Party shall be entitled to attorneys' fees.

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16.
Assignability/Binding Nature/Adequate Consideration. Employee’s agreement hereto is in the nature of a personal services contract, and Employee shall have no right to assign this Agreement or delegate Employee’s obligations hereunder. Any such purported assignment or delegation shall be void. Employee covenants, represents and warrants that this Agreement may be assigned by the Company and thereafter from one employer to another (including, without limitation, from the Company to any Affiliate of the Company) through the medium of a merger, a stock sale, an asset sale (or otherwise) and that any entity that assumes or is assigned this Agreement will be able to enforce this Agreement and all its terms, conditions and restrictive covenants. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors.

17.
Surviving Provisions. The rights and obligations of the Parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Employee’s employment hereunder or any settlement of the financial rights and obligations arising from Employee’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

18.	Amendment. No provision in this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by both Company and Employee.

19.
Construction. The terms and conditions of this Agreement shall be construed as a whole according to their fair meaning and not strictly for or against any Party. The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.

20.	Necessary Action. Each of the Parties shall do any act or thing and execute any or all documents or instruments necessary or proper to effectuate the provisions of this Agreement.

21.	Time of the Essence. Time is of the essence of this Agreement and all of its terms, provisions, conditions and covenants.

22.
Waiver. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege. No such waiver may occur unless in a writing signed by the Party sought to be charged. No waiver of any right, remedy, power or privilege with respect to any particular occurrence shall be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

23.	Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

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(a)
The validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any terms other than the provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby unless such invalidity, illegality or unenforceability would vitiate the intent of the Parties with respect to any such section or the Agreement as a whole; and

(b)
To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any terms other than the provisions in the section of this Agreement held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

24.
Notices. All notices, consents, or other communications required, permitted or provided for hereunder, including without limitation notices of Default, or termination of this Agreement shall be deemed given (a) on the date when hand-delivered; (b) on the date when forwarded by facsimile transmission provided that electronic confirmation of receipt is obtained and retained; (c) upon the date set forth on a receipt for certified mail that is returned to the Party giving notice by the United States Postal Service; or (d) on the next day after delivery to a recognized overnight delivery service for next day delivery. All notices shall be addressed to the Parties at their addresses set forth below or to such other addresses as either Party may designate in writing to the other Party from time to time:

As to Company:	Marina Bay Sands Pte Ltd
10 Bayfront Avenue
Singapore 018956
Attn: General Counsel
Fax: +65 [ ]

With a copy to:	Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Office of the General Counsel/President and Chief
Operating Officer
Fax: (702) 733-5088/(702) 733 5499

As to Employee:	At the Address Currently on Record with the Company.

25.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada without reference to the principles of conflict of laws thereof.

26.
Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under this Agreement are designated as

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separate payments. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, except as otherwise provided herein, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409(a)(2)(B)(i), no payments that are “deferred compensation” subject to Section 409A that are made by reason of Employee’s “separation from service” within the meaning of Section 409A shall be made to Employee prior to the date that is six months after the date of Employee’s “separation from service” or, if earlier, Employee’s date of death. Immediately following any applicable six-month delay, all such delayed payments will be paid in a single lump sum. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverage described in Section 8.1(c) may not be exempt from U.S. federal income tax, Employee shall in advance pay to the Company an amount equal to the stated taxable cost of such coverage for six months. At the end of such six-month period, Employee shall be entitled to receive from the Company a reimbursement of the amounts paid by Employee for such coverage. To the extent that any reimbursements pursuant to this Agreement are taxable to Employee, any such reimbursement payment due to Employee shall be paid to Employee as promptly as practicable, and in all events on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for Employee’s benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by Employee to the Company.

27.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.
Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties had signed the same signature page and a signature page delivered by telecopier shall be as effective as if an original copy had been delivered.

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IN WITNESS WHEREOF, the Parties hereto have signed this Agreement to be effective as of the Effective Date set forth above:

EMPLOYEE: GEORGE TANASIJEVICH		COMPANY: MARINA BAY SANDS PTE LTD
/s/ George Tanasijevich		By:	/s/ Michael Leven
George Tanasijevich		Name: Title:
Date:	28 Dec 11	Date:	1/11/12

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